EXHIBIT 3.5

                                  BY-LAW NO. 1
                                  ------------
                 A by-law relating generally to the transaction
                         of the business and affairs of
                               GLOBESTUFF.COM INC.
                 (hereinafter referred to as "the Corporation")


                                  SHAREHOLDERS
                                  ------------

1. Participation in Meeting by Telephone - A shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

2. Resolutions in Writing - All resolutions of the shareholders may be signed in counterpart. A facsimile of a resolution of shareholders, purporting to be signed by a shareholder shall be valid notwithstanding that the signature is not an original signature.

3. Procedure at Meetings of Shareholders - The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting; chairman of the board, president, or a vice-president who is a shareholder. If no such officer is present within fifteen (15) minutes of the time fixed for holding the meeting, the persons present and entitled to vote shall choose one (1) of their number to be chairman. If the secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting.

     The chairman of any meeting of the shareholders shall conduct the procedure thereat in all respects and his decision on any matters or things, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any instruments or proxy, shall be conclusive and binding upon the shareholder.

     A declaration by the chairman at the meeting that a resolution has been carried or carried unanimously or carried by a particular majority shall be conclusive evidence of the fact.

     The chairman at any meeting of the shareholders may vote as shareholders but shall not have a second or casting vote in case of an equality of votes.

4.   Scrutineers - The chairman at any meeting of  shareholders  may appoint one
     (1) or more persons (who may, but need not be shareholders, directors, officers or employees of the Corporation) to act as scrutineers at such meeting.

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                                    DIRECTORS
                                    ---------

5. Calling Meetings - The chairman of the board or the president may at any time, and the secretary of the Corporation shall, upon the request of a director, summon a meeting of the directors.

6. Notice of Meetings - Notice of meetings of the board shall be given to each director not less than forty eight (48) hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of the organization and the election and appointment of officers immediately following the meeting of shareholders at which such board was elected, prided a quorum of directors be present.

7. Votes to govern - At all meeting of the board every question shall be decided by a majority of the votes cast on the question, and in case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

8. Participation in meeting by telephone - A director may participate in a meeting of directors or of a committee of directors by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

9. Resolutions in Writing - All resolutions of the directors may be signed in counterpart. A facsimile of a resolution of directors, purporting to be signed by a director shall be valid notwithstanding that the signature is not an original signature.

10.  Borrowing - The directors from time to time:

     A. borrow money upon the credit of the Corporation in such amount and upon such terms as they think proper;

     B. hypothecate, pledge, or mortgage the real and personal property of the Corporation;

     C. to provide security for any loan to the Corporation by an assignment of;

          a.   accounts receivable;

          b.   the proceeds of any policy of insurance owned by the Corporation;

          c.   the proceeds or benefit of any contract or chose in action.

     D. sign bills, notes, contracts and other evidences of or securities for money borrowed or to be borrowed;

     E. authorize one or more directors or officers of the Corporation, with or without substitution, to execute any or all documents necessary for the above purposes.

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                                     GENERAL
                                     -------

11. Interpretation - In this by-law and all other by-laws of the Corporation words are importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neutral genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; "articles" include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization and articles of revival; "board" shall mean the board of directors of the Corporation; and "meeting of shareholders" shall mean and include an annual meeting of shareholders and a special general meeting of shareholders.

MADE January 9, 2003.
                                                  /s/Bruce Hannan
                                                  ------------------------------
                                                     Bruce Hannan, Director

                                                  /s/Michael Matheny
                                                  ------------------------------
                                                     Michael Matheny, Director


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